EXHIBIT 21

Subsidiary                                         Jurisdiction of Organization
                                                    or Incorporation

Bio-Technology General (Israel) Ltd.                Israel

BTG Pharmaceutical Ltd.                             Bermuda

BTG Pharmaceuticals Ltd. N.V.                       Netherlands Antilles